Exhibit 99
Bemis Company Reports 2014 Results and 2015 Outlook

HIGHLIGHTS:

•	Fourth quarter diluted EPS from continuing operations increased 16.3 percent to $0.57 per share.

•	Full year 2014 adjusted diluted EPS from continuing operations increased 10.0 percent to $2.30 per share, in line with management’s guidance.

•	Net sales increased 4.2 percent in the fourth quarter and 2.1 percent for the full year, excluding the impact of currency translation, acquisitions, and divestitures.

•	In the U.S. Packaging segment, adjusted operating profit as a percentage of net sales increased to 13.1 percent for the full year.

•	In the Global Packaging segment, operating profit as a percentage of net sales increased to 7.6 percent for the full year, reflecting improved operating performance in the second half of 2014.

•	Bemis repurchased 3.8 million shares in 2014.

•	Management’s outlook for 2015 is as follows:

•	Total year adjusted diluted earnings per share is expected to be in the range of $2.52 to $2.67;

•	Capital expenditures are expected to be in the range of $185 to $200 million.

Neenah, Wisconsin, January 29, 2015 - Bemis Company, Inc. (NYSE:BMS) today reported fourth quarter 2014 diluted earnings per share from continuing operations of $0.57 per share, compared to $0.49 per share for the same quarter of 2013.

For the full year 2014, the Company reported diluted earnings per share from continuing operations of $2.36 compared to $1.85 per share for the full year 2013. Excluding the effect of facility consolidation costs and transaction-related gains detailed in the attached schedule, “Reconciliation of Non-GAAP Earnings Per Share,” adjusted diluted earnings per share from continuing operations would have been $2.30 in 2014 and $2.09 in 2013. Net sales from continuing operations totaled $4.3 billion in 2014.

Excluding the impact of currency, acquisitions, and divestitures, net sales for 2014 would have increased by 2.1 percent, primarily reflecting the favorable impact of price and mix.

“This has been a pivotal year for Bemis Company as we shifted to a growth focus,” said William F. Austen, Bemis Company’s President and Chief Executive Officer. “In our U.S. Packaging segment, we are commercializing new product innovations and expanding capacity to meet the needs of our growing target end markets. Improving performance in our Global Packaging segment demonstrates that our growth strategy is working. Higher profit margins in this segment were driven by increased unit sales in our target end markets around the world. As we enter 2015, I am confident that our commitment to quality, service, and the success of our customers will deliver improving financial performance well into the future.”

BUSINESS SEGMENT RESULTS

U.S. Packaging

U.S. Packaging net sales of $2.9 billion for 2014 represent a decrease of 4.2 percent, compared to the full year 2013. The first quarter 2014 divestiture of the Paper Packaging Division reduced sales by 5.2 percent. Excluding the impact of divestitures, net sales increased by 1.0 percent, reflecting an increase in price and mix of approximately 3 percent, partially offset by lower unit volumes.

U.S. Packaging operating profit for 2014 was $375.8 million, or 13.1 percent of net sales, compared to $337.9 million, or 11.3 percent of net sales, in 2013. Facility consolidation program costs impacted results during 2013. Excluding these costs, segment adjusted operating profit for 2013 would have been $382.9 million, or 12.8 percent of net sales. (See attached schedule: “Reconciliation of Non-GAAP Operating Profit.”) As compared to the prior year, 2014 operating profit results reflect the benefit of sales mix improvements and the adverse impact of costs and manufacturing inefficiencies related to the commercialization of new business.

Global Packaging

Global Packaging net sales of $1.5 billion for 2014 were consistent with the prior year. Currency translation decreased net sales by 7.0 percent, primarily driven by currencies in Latin America. The 2013 acquisition of an extrusion platform in Foshan, China increased net sales by 2.4 percent. Excluding the impact of currency translation and the acquisition, net sales increased by 4.0 percent, reflecting an increase in price and mix of approximately 5 percent, partially offset by lower unit sales volumes. Lower overall unit volumes in 2014 reflect soft demand for food packaging in the first half of the year, substantially offset by volume growth in the second half of the year. Medical device and pharmaceutical packaging volumes grew throughout 2014.

Global Packaging operating profit for 2014 was $113.3 million, or 7.6 percent of net sales, compared to $106.4 million, or 7.1 percent of net sales, in 2013. The net effect of currency translation decreased operating profit during 2014 by $6.4 million. Margin improvement in this segment reflects the favorable impact of increased sales of value-added packaging for medical device, pharmaceutical, and perishable food applications.

DISCONTINUED OPERATIONS

On September 8, 2014, the Company entered into an agreement to sell its Pressure Sensitive Materials business segment. The transaction closed during November 2014. In connection with this transaction, management recorded a $44.7 million non-cash goodwill impairment charge. The operating results of this segment and the goodwill impairment charge are reported as discontinued operations.

CAPITAL STRUCTURE AND CASH FLOW

Total company net debt to adjusted EBITDA was 2.1 times at December 31, 2014, slightly above the Company’s target ratio of 2.0 times. Net debt is defined as total debt less cash, and adjusted EBITDA is defined as the last twelve months adjusted total company operating income plus depreciation and amortization.

Cash flow from operations for 2014 was $248.1 million, compared to $373.2 million for 2013, reflecting high levels of working capital associated with sales growth initiatives. New product commercialization and strong customer demand for value-added products resulted in higher inventory and accounts receivable balances.

Capital expenditures totaled $185.2 million for the full year 2014, reflecting increased investment in new capacity to support growth initiatives and productivity improvements.

In 2014, Bemis repurchased 3.8 million shares, for a total of $152.1 million. At December 31, 2014, the remaining Board authorization for the repurchase of Bemis common stock totaled 6.7 million shares.

On August 1, 2014, bonds totaling $400 million matured. Management refinanced these notes with lower interest rate debt, comprised of a $200 million bank term loan that matures in 2022 and $200 million of commercial paper.

2015 OUTLOOK

Commenting on the year ahead, Austen stated, “In 2015, we expect our growth initiatives to deliver continued performance improvement across our business. We have aligned our capital investments and incentive compensation programs to achieve our targeted performance metrics.”

Management expects adjusted diluted earnings per share to be in the range of $2.52 to $2.67 for the full year 2015, which includes the benefit of lower interest expense, partially offset by increased pension expense. This includes also an anticipated effective income tax rate for 2015 of approximately 34 percent.

Management expects capital expenditures for 2015 to be in the range of $185 to $200 million, which will support increased customer demand for value-added products and further strengthen Bemis’ competitive position.

PRESENTATION OF NON-GAAP INFORMATION

This press release refers to non-GAAP financial measures: adjusted operating profit, adjusted operating profit as a percentage of net sales, net debt to adjusted EBITDA, and adjusted diluted earnings per share. These non-GAAP financial measures adjust for factors that are unusual or unpredictable. These measures exclude the impact of certain amounts related to facility consolidation and plant closure activities, including employee-related costs, equipment relocation costs, lease termination payments, accelerated depreciation, and the write-down of equipment. These measures also exclude gains or losses on sales of property and divestitures and certain acquisition-related expenses, including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog, integration expenses, the cash portion of any acquisition earn-out payments recorded as compensation expenses, and changes in fair value of deferred acquisition payments. This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the

United States of America (GAAP). It is provided solely to assist in an investor's understanding of the impact of these items on the comparability of the Company's ongoing business operations.

FORWARD-LOOKING STATEMENTS

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such content is subject to certain risks and uncertainties, including but not limited to general economic conditions, future changes in cost or availability of raw materials, our ability to adjust selling prices, consumer buying patterns, changes in customer order patterns, the results of competitive bid processes, costs associated with the pursuit of business combinations or divestitures, plant closures, a failure in our information technology infrastructure or applications, foreign currency fluctuations, changes in working capital requirements, changes in government regulations, and the availability and related cost of financing from banks and capital markets. Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors, which are detailed in the Company's regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2013.

INVESTOR CONFERENCE CALL

Bemis Company, Inc. will webcast an investor telephone conference regarding its fourth quarter 2014 financial results this morning at 11 a.m., Eastern Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.” Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.

Bemis Company, Inc. (“Bemis” or the “Company”) is a major supplier of flexible packaging used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, Bemis reported 2014 net sales from continuing operations of $4.3 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 17,000 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

For additional information please contact:

Erin M. Winters
Director, Investor Relations
(920) 527-5288
Bemis Company Inc.
One Neenah Center, 4th Floor
P.O. Box 669
Neenah, Wisconsin 54957-0669

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net sales	$1,052.7	$1,085.3	$4,343.5	$4,476.6
Cost of products sold	844.2	877.9	3,484.4	3,601.2
Gross profit	208.5	207.4	859.1	875.4

Operating expenses:
Selling, general and administrative expenses	101.0	105.0	416.6	448.5
Research and development	10.7	10.4	44.1	40.5
Facility consolidation and other costs	—	(0.6)	—	45.4
Other operating income	(1.7)	(1.6)	(9.3)	(9.2)

Operating income	98.5	94.2	407.7	350.2

Interest expense	12.9	17.6	60.8	68.2
Other non-operating income	(1.2)	(1.4)	(16.8)	(7.7)

Income from continuing operations before income taxes	86.8	78.0	363.7	289.7

Provision for income taxes	29.6	27.7	124.6	97.2

Income from continuing operations	57.2	50.3	239.1	192.5

Income (loss) from discontinued operations, net of tax	1.9	5.9	(48.0)	20.1

Net income	$59.1	$56.2	$191.1	$212.6

Basic earnings per share:
Income from continuing operations	$0.58	$0.49	$2.39	$1.86
Income (loss) from discontinued operations	0.02	0.06	(0.48)	0.20
Net income	$0.60	$0.55	$1.91	$2.06

Diluted earnings per share:
Income from continuing operations	$0.57	$0.49	$2.36	$1.85
Income (loss) from discontinued operations	0.02	0.05	(0.47)	0.19
Net income	$0.59	$0.54	$1.89	$2.04

Cash dividends paid per share	$0.27	$0.26	$1.08	$1.04

Weighted average shares outstanding (including participating securities):
Basic	99.1	102.8	100.2	103.0
Diluted	100.3	103.7	101.2	104.0

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	December 31, 2014	December 31, 2013
ASSETS

Cash and cash equivalents	$47.1	$141.7
Accounts receivable, net	566.1	615.4
Inventories	575.8	648.5
Prepaid expenses and other current assets	98.8	98.9
Total current assets	1,287.8	1,504.5

Property and equipment, net	1,142.9	1,284.3

Goodwill	963.1	1,052.2
Other intangible assets, net	168.6	190.6
Deferred charges and other assets	52.7	78.6
Total other long-term assets	1,184.4	1,321.4

TOTAL ASSETS	$3,615.1	$4,110.2

LIABILITIES

Current portion of long-term debt	$—	$0.2
Short-term borrowings	31.3	14.7
Accounts payable	272.4	362.8
Accrued salaries and wages	86.6	99.6
Accrued income and other taxes	23.3	32.3
Other current liabilities	67.8	92.3
Total current liabilities	481.4	601.9

Long-term debt, less current portion	1,315.9	1,421.4
Deferred taxes	223.4	269.8
Other liabilities and deferred credits	161.4	132.3

TOTAL LIABILITIES	2,182.1	2,425.4

EQUITY

Common stock issued (128.0 and 127.9 shares, respectively)	12.8	12.8
Capital in excess of par value	559.7	548.1
Retained earnings	2,086.8	2,005.1
Accumulated other comprehensive loss	(291.7)	(98.7)
Common stock held in treasury (29.8 and 26.0 shares at cost, respectively)	(934.6)	(782.5)

TOTAL EQUITY	1,433.0	1,684.8

TOTAL LIABILITIES AND EQUITY	$3,615.1	$4,110.2

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Twelve Months Ended December 31,
	2014	2013
Cash flows from operating activities
Net income	$191.1	$212.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	180.6	190.3
Excess tax benefit from share-based payment arrangements	(0.7)	—
Share-based compensation	12.4	16.4
Deferred income taxes	(0.5)	2.0
Income of unconsolidated affiliated company	(1.7)	(3.1)
Cash dividends received from unconsolidated affiliated company	—	3.4
Non-cash impairment charge of discontinued operations	44.7	—
(Gain) loss on sale of property and equipment	(0.6)	0.6
Net facility consolidation and other costs	—	(15.5)
Gain on divestitures	(9.3)	(5.5)
Changes in working capital, excluding effect of acquisitions, divestitures and currency	(150.2)	(6.4)
Changes in other assets and liabilities	(17.7)	(21.6)

Net cash provided by operating activities	248.1	373.2

Cash flows from investing activities
Additions to property and equipment	(185.2)	(139.8)
Business acquisitions and adjustments, net of cash acquired	—	(59.7)
Proceeds from sale of property and equipment	10.1	13.7
Proceeds from divestitures	215.6	30.0

Net cash provided by (used in) investing activities	40.5	(155.8)

Cash flows from financing activities
Proceeds from issuance of long-term debt	199.4	—
Repayment of long-term debt	(400.2)	(7.4)
Net borrowing of commercial paper	76.8	35.1
Net borrowing (repayment) of short-term debt	21.1	(14.3)
Cash dividends paid to shareholders	(108.4)	(107.5)
Common stock purchased for the treasury	(152.1)	(77.3)
Deferred payments for business acquisitions	(6.6)	—
Excess tax benefit from share-based payment arrangements	0.7	—
Stock incentive programs and related tax withholdings	(1.5)	(13.3)

Net cash used in financing activities	(370.8)	(184.7)

Effect of exchange rates on cash and cash equivalents	(12.4)	(5.1)

Net (decrease) increase in cash and cash equivalents	(94.6)	27.6

Cash and cash equivalents balance at beginning of year	141.7	114.1

Cash and cash equivalents balance at end of period	$47.1	$141.7

BEMIS COMPANY, INC. AND SUBSIDIARIES
OPERATING PROFIT AND PRETAX PROFIT
(in millions)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
U.S. Packaging
Operating profit before facility consolidation and other costs	$87.7	$88.4	$375.8	$382.9
Facility consolidation and other costs	—	1.4	—	(45.0)
Operating profit	87.7	89.8	375.8	337.9

Global Packaging
Operating profit before facility consolidation and other costs	29.7	25.6	113.3	106.8
Facility consolidation and other costs	—	(0.8)	—	(0.4)
Operating profit	29.7	24.8	113.3	106.4

Segment operating profit	117.4	114.6	489.1	444.3

Corporate
General corporate expenses	(18.9)	(20.4)	(81.4)	(94.1)

Operating income	98.5	94.2	407.7	350.2

Interest expense	12.9	17.6	60.8	68.2

Other non-operating income	(1.2)	(1.4)	(16.8)	(7.7)

Income from continuing operations before income taxes	$86.8	$78.0	$363.7	$289.7

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP OPERATING PROFIT
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
U.S. Packaging
Net sales	$680.0	$707.0	$2,860.7	$2,984.6

Operating profit as reported	$87.7	$89.8	$375.8	$337.9

Non-GAAP adjustments:
Facility consolidation and other costs (1)	—	(1.4)	—	45.0

Operating profit as adjusted	$87.7	$88.4	$375.8	$382.9

Operating profit as a percentage of net sales
As reported	12.9%	12.7%	13.1%	11.3%
As adjusted	12.9%	12.5%	13.1%	12.8%

Global Packaging
Net sales	$372.7	$378.3	$1,482.8	$1,492.0

Operating profit as reported	$29.7	$24.8	$113.3	$106.4

Non-GAAP adjustments:
Facility consolidation and other costs (1)	—	0.8	—	0.4
Acquisition-related integration costs (2)	—	—	—	(0.5)

Operating profit as adjusted	$29.7	$25.6	$113.3	$106.3

Operating profit as a percentage of net sales
As reported	8.0%	6.6%	7.6%	7.1%
As adjusted	8.0%	6.8%	7.6%	7.1%

(1)	Facility consolidation and other costs includes employee-related costs, accelerated depreciation, write down of equipment and other costs related to the Company's facility consolidation program.

(2)	Acquisition related integration costs include earnout payments treated as compensation expense related to the Mayor Packaging acquisition.

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS PER SHARE
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Continuing Operations
Diluted earnings per share, as reported	$0.57	$0.49	$2.36	$1.85

Non-GAAP adjustments per share, net of taxes:
Facility consolidation and other costs (1)	—	—	—	0.29
Gain on divestitures (2)	—	—	(0.06)	(0.03)
Gain on sale of land and building (3)	—	—	—	(0.02)

Diluted earnings per share, as adjusted	$0.57	$0.49	$2.30	$2.09

Discontinued Operations
Diluted earnings per share, as reported	$0.02	$0.05	$(0.47)	$0.19

Non-GAAP adjustments per share, net of taxes:
Pressure Sensitive Materials plant closure costs (4)	—	—	0.16	—
Non-cash impairment for net assets held for sale (5)	—	—	0.50	—

Diluted earnings per share, as adjusted	$0.02	$0.05	$0.19	$0.19

Bemis Company Inc.
Diluted earnings per share, as adjusted	$0.59	$0.54	$2.49	$2.28

(1)	Facility consolidation and other costs includes employee-related costs, accelerated depreciation, write down of equipment and other costs related to the Company's facility consolidation program.

(2)	Gain on divestitures relates to the sale of the Paper Packaging Division in 2014 and Clysar in 2013.

(3)	Gain on sale of land and building relates to final settlement associated with a property that was not part of our facility consolidation program.

(4)
Includes employee-related costs (including a multiemployer plan settlement), accelerated depreciation, and other costs related to closing our plant in Stow, Ohio (a Pressure Sensitive Materials manufacturing facility).

(5)	Non-cash impairment for net assets held for sale is to write down the carrying value of the assets held for sale to estimated fair value less any costs to sell.